EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-92997) of Prosperity Bancshares, Inc. of our report dated June 28, 2019, appearing in this Annual Report on Form 11-K of the Prosperity Bancshares, Inc. 401(k) Profit Sharing Plan for the year ended December 31, 2018.

/s/ Melton & Melton, L.L.P.

Houston, Texas

June 28, 2019